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                                                           Exhibit (a)(1)(BBBB)

[Logo Merrill Lynch]                             4 World Financial Center
                                                 New York, New York 10080
                                                 (866) 276-1462 (call toll free)

                           Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $5.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
         MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 14, 2003,
                         UNLESS THE OFFER IS EXTENDED.

                                                                 January 8, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been engaged by NCS Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly-owned subsidiary of Omnicare, Inc., a Delaware corporation ('Omnicare'), to act as Dealer Manager in connection with the offer being made by Omnicare, through Purchaser, to purchase all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'), at a price of $5.50 per Share, net to the seller in cash, without interest and less required withholding taxes, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase'), as amended and supplemented by the Supplement to the Offer to Purchase, dated December 23, 2002 (the 'First Supplement') and the second Supplement to the Offer to Purchase, dated
January 8, 2003 (the 'Second Supplement'), and the related revised Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer').

    As of January 7, 2003, there were 25,628,392 Shares outstanding on a fully diluted basis (including 'in-the-money' options to acquire Shares ('Options') and excluding Shares owned by Omnicare and its affiliates). Pursuant to an order of the Court of Chancery of the State of Delaware (the 'Chancery Court') dated January 6, 2003, and the letter agreement (the 'Letter Agreement') among Omnicare, Purchaser and the Company, dated January 5, 2003, upon acceptance by the Purchaser of Shares tendered in the Offer, holders of Shares will receive $5.149 per Share in cash, without interest and less required withholding taxes, and Omnicare and Purchaser will deposit the remaining $0.351 of the offer price per Share in cash into an escrow account pending a further order of the Chancery Court with respect to any application by the Stockholder-Plaintiffs (as defined in the Second Supplement) for





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attorneys' fees and expenses in connection with the Stockholder-Plaintiffs'
action against the Company and its directors. Any amount remaining in the escrow account (plus any interest on amounts in the escrow account) following the Chancery Court's further order and any appeal therefrom will be distributed to holders of Shares (including Options) and Omnicare as described in the Second Supplement. See Section 1 ('Amended Terms of the Offer; Expiration Date') of the Second Supplement.

    The Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Second Supplement) that number of Shares representing, together with the Shares owned by Omnicare, at least a majority of the total voting power of all of the outstanding securities of the Company entitled to vote generally in the election of directors or in a merger (calculated on a fully diluted basis after consummation of the Offer). The Offer is not conditioned on obtaining financing.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. The Second Supplement;

        2. The revised (green) Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

        3. The revised (yellow) Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to The Bank of New York (the 'Depositary') by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A revised form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, TUESDAY, JANUARY 14, 2003, UNLESS THE OFFER IS EXTENDED.

    The board of directors of the Company, by unanimous vote, (1) has approved the Merger Agreement (as defined below), the Offer and the Proposed Merger (as defined below), (2) has determined that the terms of the Offer and the Proposed Merger are advisable, fair to, and in the best interests of, the Company and the Company stockholders and (3) recommends that the Company stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. In addition the board of directors of the Company, by unanimous vote of those present, has also approved the Letter Agreement.

    This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2002 (the 'Merger Agreement'), by and among Omnicare, Purchaser and the Company and the Letter Agreement. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser and further provides that the Purchaser will be merged with and into the Company (the 'Proposed Merger') as promptly as possible following the satisfaction or waiver of each of the conditions to the Proposed Merger set forth in the Merger Agreement. Following the Proposed Merger, the Company will continue as the surviving corporation, wholly-owned by Omnicare, and the separate corporate existence of the Purchaser will cease.

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    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    In order to accept the Offer, a duly executed and properly completed revised (green) Letter of Transmittal, revised (yellow) Letter of Transmittal or original (blue) Letter of Transmittal, and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday,
January 14, 2003.

    Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Second Supplement. You can also obtain additional copies of the Offer to Purchase, the First Supplement, the Second Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery from the Information Agent.

                                        Very truly yours,


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, OMNICARE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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